Richmont Mines Inc. 1 Place-Ville-Marie Suite 2130, Montreal, QC H3B 2C6, CANADA Tel.: (514) 397-1410 Fax: (514) 397-8620 www.richmont-mines.com

NEWS RELEASE

RICHMONT MINES COMPLETES PRIVATE PLACEMENT
OF FLOW-THROUGH COMMON SHARES

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States. The securities have not been and will not be registered under the United States Securities Act of 1933, as amended or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless an exemption from such registration is available.

MONTREAL, December 6, 2005 - Richmont Mines Inc. (TSX: RIC; AMEX: RIC) is pleased to announce that it has completed a private placement offering of 1,500,000 common shares issued as "flow-through shares" pursuant to the Income Tax Act (Canada). The private placement was completed on an underwritten basis. Each flow-through share was sold at a price of CAN$5.00 for gross proceeds of CAN$7,500,000. The flow-through shares are subject to a four month hold period under applicable Canadian securities regulations. Following completion of the private placement, Richmont Mines has 20,988,053 common shares outstanding.

The net proceeds of the private placement will be used principally for exploration at the Island Gold project. Richmont Mines will cause an amount equal to the aggregate flow-through share proceeds from the offering to be expended on Canadian exploration expenses, which will qualify as "flow-through mining expenditures" within the meaning of the Income Tax Act (Canada).

Martin Rivard
President and CEO

Disclosure regarding forward-looking statements

This news release contains forward-looking statements that include risks and uncertainties. The factors that could cause actual results to differ materially from those indicated in such forward-looking statements include changes in the prevailing price of gold, the Canadian-American exchange rate, grade of ore mined and unforeseen difficulties in mining operations that could affect revenues and production costs. Other factors such as uncertainties regarding government regulations could also affect the results. Other risks may be detailed in Richmont Mines' Annual Information Form, Annual Report and periodic reports.

Fore more information, contact:

Julie Normandeau	Telephone:	(514) 397-1410
Investor Relations	Fax:	(514) 397-8620

Trading symbol: RIC	Listings:	Toronto - Amex

Web site: www.richmont-mines.com